Exhibit 10.1

ARDELYX, INC.

SECOND AMENDED AND RESTATED CHANGE IN CONTROL SEVERANCE AGREEMENT

This Second Amended and Restated Change in Control Severance Agreement (the “Agreement”) is made and entered into this 7th day of May 2018 by and between David P. Rosenbaum, Ph.D. (the “Executive”) and Ardelyx, Inc. (the “Company”), effective as January 19, 2017 (the “Effective Date”). This Agreement amends and restates in its entirety that certain Amended and Restated Change in Control Severance Agreement by and between Executive and the Company effective as of June 6, 2014 (the “Prior Agreement”)

R E C I T A L S

A.        It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change in control.  The Board of Directors of the Company (the “Board”) recognizes that such consideration as well as the possibility of an involuntary termination or reduction in responsibility can be a distraction to Executive and can cause Executive to consider alternative employment opportunities.  The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of such an event.

B.         The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue Executive’s employment and to motivate Executive to maximize the value of the Company upon a Change in Control (as defined below) for the benefit of its stockholders.

C.         The Board believes that, in connection with the Executive’s promotion to Chief Development Officer, it is imperative to provide Executive with severance benefits consistent with those of the Company’s other senior executive, with such severance benefits triggered upon certain terminations of Executive’s service to the Company and that enhance Executive’s financial security and provide incentive and encouragement to Executive to remain with the Company notwithstanding the possibility of such an event.

D.        The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with certain transition payments as an incentive to join the Company.

E..        Certain capitalized terms used in this Agreement are defined in Section 8  below.

The parties hereto agree as follows:

1.         Term of Agreement.  This Agreement shall become effective as of the Effective Date and terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.

2.         At-Will Employment.  The Company and Executive acknowledge that Executive’s employment is and shall continue to be “at-will,” as defined under applicable law.  If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

3.         Covered Termination Other Than During a Change in Control Period.  If Executive experiences a Covered Termination other than during a Change in Control Period, and if Executive delivers to the Company a general release of all claims against the Company and its affiliates in a form acceptable to the Company (a “Release of Claims”) that becomes effective and irrevocable within sixty  (60) days, or such shorter period of time specified by the Company, following such Covered Termination, then in addition to any accrued but unpaid salary, bonus, vacation and expense reimbursement payable in accordance with applicable law, the Company shall provide Executive with the following:

(a)        Severance.  Executive shall be entitled to receive an amount equal to nine (9)  months of Executive’s Base Salary payable in substantially equal installments in accordance with the Company’s normal payroll policies, less applicable withholdings, with such installments to commence as soon as administratively practicable following the date the Release of Claims is not subject to revocation and, in any event, within sixty (60) days following the date of the Covered Termination.

(b)        Continued Healthcare.  If Executive elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’s covered dependents through the earlier of (i) the first (1st)  anniversary of the date of Executive’s termination of employment and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s).  Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover Executive under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments. After the Company ceases to pay premiums pursuant to this Section 3(b), Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance the provisions of COBRA.

4.         Covered Termination During a Change in Control Period.  If Executive experiences a Covered Termination during a  Change in Control Period,  and if Executive delivers to the Company a Release of Claims that becomes effective and irrevocable within sixty (60) days, or such shorter period of time specified by the Company, following such Covered Termination, then in addition to any accrued but unpaid salary, bonus, vacation and expense reimbursement payable in accordance with applicable law, the Company shall provide Executive with the following:

(a)        Severance.  Executive shall be entitled to receive an amount equal to one hundred percent of by the sum of: (i) Executive’s Base Salary and (ii) Executive’s target annual bonus for the fiscal year of Executive’s termination, in each case, at the rate in effect immediately prior to Executive’s termination of employment payable in a cash lump sum, less applicable withholdings, as soon as administratively practicable following the date the Release of Claims is not subject to revocation and, in any event, within sixty (60) days following the date of the Covered Termination.

(b)        Equity Awards.  Each outstanding equity award, including, without limitation, each stock option and restricted stock award, held by Executive shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, in each case, with respect to one hundred percent (100%) of the shares subject thereto.  To the extent vested after giving effect to the acceleration provided in the preceding sentence, each stock option held by Executive shall remain exercisable until the earlier of the original expiration date for such stock option or the first anniversary of Executive’s Covered Termination.

(c)        Continued Healthcare.  If Executive elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’s covered dependents through the earlier of (i) the first (1st)  anniversary of the date of Executive’s termination of employment and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s).  Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover Executive under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments.  After the Company ceases to pay premiums pursuant to this Section 4  (c), Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance the provisions of COBRA.

5.         Other Terminations.  If Executive’s service with the Company is terminated by the Company or by Executive for any or no reason other than as a Covered Termination, then Executive shall not be entitled to any benefits hereunder other than accrued but unpaid salary, bonus, vacation and expense reimbursement in accordance with applicable law and to elect any continued healthcare coverage as may be required under COBRA or similar state law.

6.         Limitation on Payments.  Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the largest payment, notwithstanding that all or some portion the Payment may be taxable under Section 4999 of the Code. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.  The accounting firm shall provide its calculations to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.  Any reduction in payments and/or benefits pursuant to this Section 6  will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to Executive.

7.         Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

(a)        Base Salary.  “Base Salary” means Executive’s annual base salary in effect immediately prior to Executive’s termination (disregarding any reduction in base salary that would give rise to Executive’s right to a Voluntary Resignation for Good Reason).

(b)        Cause.  “Cause” means (i) Executive’s theft, dishonesty or falsification of any employment or Company records that is non-trivial in nature; (ii) Executive’s malicious or reckless disclosure of the Company’s confidential or proprietary information or any material breach by Executive of his or her obligations under the Confidential Information Agreement (as defined below); (iii) the conviction of the Executive of a felony (excluding motor vehicle violations) or the commission of gross negligence or willful misconduct, where a majority of the non-employee members of the Board reasonably determines that such act or misconduct has (A) seriously undermined the ability of the Board or management of the Company to entrust Executive with important matters or otherwise work effectively with Executive, (B) substantially contributed to the Company’s loss of significant revenues or business opportunities, or (C) significantly and detrimentally affected the business or reputation of the Company or any of its subsidiaries; and/or (iv) the willful failure or refusal by Executive to follow the reasonable and lawful directives of the Board or Executive’s direct supervisor, provided such willful failure or refusal continues after Executive’s receipt of reasonable notice in writing of such failure or refusal and a reasonable opportunity of not less than 30 days to correct the problem.  For the purpose of this Agreement, no act, or failure to act, shall be considered “willful” unless undertaken by Executive with an absence of good faith that this act, or failure to act, was in the best interests of the Company.

(c)        Change in Control.  “Change in Control”  shall have the meaning set forth in the Company’s 2014 Equity Incentive Award Plan, as it may be amended from time to time, provided that such event must also constitute a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5).

(d)        Change in Control Period.  “Change in Control Period” means the period of time beginning three (3) months prior to and ending twelve (12) months following a Change in Control.

(e)        Covered Termination.  “Covered Termination” means (a) an Involuntary Termination Without Cause or (b) a Voluntary Resignation for Good Reason, provided that such termination or resignation constitutes a Separation from Service.

(f)        Good Reason Condition.  “Good Reason Condition” means that any of the following are undertaken without Executive’s express written consent: (i) a material diminution in Executive’s authority, duties, or responsibilities which substantially reduces the nature or character of Executive’s position with the Company; (ii)  a material reduction by the Company of Executive’s base salary as in effect immediately prior to such reduction; (iii)  a relocation of Executive’s principal office to a location more than fifty (50) miles from the location of Executive’s principal office as of immediately prior to such relocation, except for required travel by Executive on the Company’s business or (iv)  any material breach by the Company of any provision of Executive’s employment agreement or offer letter agreement which the Company does not cure within 30 days following written notice thereof from Executive.

(g)        Involuntary Termination Without Cause.  “Involuntary Termination Without Cause” means Executive’s dismissal or discharge by the Company other than for Cause. The termination of Executive’s employment as a result of Executive’s death or inability to perform the essential functions of his job due to disability will not be deemed to be an Involuntary Termination Without Cause.

(h)        Separation from Service.  “Separation from Service” means Executive’s termination of employment or service constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

(i)         Voluntary Resignation for Good Reason.  “Voluntary Resignation for Good Reason” means Executive’s resignation as a result of a Good Reason Condition in accordance with this subsection (i).  In order for a resignation to constitute a Voluntary Resignation for Good Reason, Executive must provide written notice to the Company of the existence of the Good Reason Condition within thirty (30) days of the initial existence of such Good Reason Condition. Upon receipt of such notice of the Good Reason Condition, the Company will be provided with a period of thirty (30) days during which it may remedy the Good Reason Condition and not be required to provide for the payments and benefits described in Sections  3  or 4  as a result of such proposed resignation due to the Good Reason Condition specified in the notice.  If the Good Reason Condition is not remedied within the period specified in the preceding sentence, Executive may resign for Good Reason based on the Good Reason Condition specified in the notice, provided that such resignation must occur within sixty (60) days after the initial existence of such Good Reason Condition.

8.         Successors.

(a)        Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 8  (a) or which becomes bound by the terms of this Agreement by operation of law.

(b)        Executive’s Successors.  The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9.         Notices.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service.  In the case of Executive, mailed notices shall be addressed to Executive at Executive’s home address that the Company has on file for Executive.  In the case of the Company, mailed notices shall be addressed to its primary office location, and all notices shall be directed to the attention of its Executive Vice Presidet, General Counsel.

10.       Confidentiality; Non-Solicitation.

(a)        Confidentiality.  While Executive is employed by the Company, and thereafter, Executive shall not directly or indirectly disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below).  Upon termination of Executive’s employment with the Company, all Confidential Information in Executive’s possession that is in written or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to the Company and shall not be retained by Executive or furnished to any third party, in any form except as provided herein; provided, however, that Executive shall not be obligated to treat as confidential, or return to the Company copies of any Confidential Information that (i) was publicly known at the time of disclosure to Executive, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by any person or entity, or (iii) is lawfully disclosed to Executive by a third party.  For purposes of this Agreement, the term “Confidential Information” shall mean information disclosed to Executive or known by Executive as a consequence of or through his or her relationship with the Company, about the customers, employees, business methods, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to customer lists, of the Company and its affiliates.  In addition, Executive shall continue to be subject to the Proprietary Information and Inventions Assignment Agreement entered into between Executive and the Company (the “Confidential Information Agreement”).

(b)        Non-Solicitation.  In addition to Executive’s obligations under the Confidential Information Agreement, Executive shall not for a period of two (2) years following Executive’s termination of employment for any reason, either on Executive’s own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or stockholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from the Company any of its officers or employees or offer employment to any person who is an officer or employee of the Company; provided, however, that a general advertisement to which an employee of the Company responds shall in no event be deemed to result in a breach of this Section 10  (b).  Executive also agrees not to harass or disparage the Company or its employees, clients, directors or agents or divert or attempt to divert any actual or potential business of the Company.

(c)        Survival of Provisions.  The provisions of this Section 10 shall survive the termination or expiration of the applicable Executive’s employment with the Company and shall be fully enforceable thereafter.  If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 10 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

11.       Dispute Resolution.  To ensure the timely and economical resolution of disputes that arise in connection with this Agreement,  Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Alameda County, California, conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the applicable JAMS employment rules.  By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.  The arbitrator shall:  (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award.  The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law.  The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law.  Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.

12.       Miscellaneous Provisions.

(a)        Section 409A.

(i)         Separation from Service.  Notwithstanding any provision to the contrary in this Agreement, no amount deemed deferred compensation subject to Section 409A of the Code shall be payable pursuant to Section 3 unless Executive’s termination of employment constitutes a Separation from Service and, except as provided under Section 13 (a)(ii) of this Agreement, any such amount shall not be paid, or in the case of installments, commence payment, until the sixtieth (60th) day following Executive’s Separation from Service.  Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the sixtieth (60th) day following Executive’s Separation from Service and the remaining payments shall be made as provided in this Agreement.

(ii)       Specified Employee.  Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (a) the expiration of the six (6)-month period measured from the date of the Executive’s Separation from Service or (b) the date of Executive’s death.  Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 12  (a)(ii) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

(iii)      Expense Reimbursements.  To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(iv)       Installments.  For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

(b)        Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)        Whole Agreement.  This Agreement and the Confidential Information Agreement represent the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior arrangements and understandings regarding same.

(d)        Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

(e)        Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f)        Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(Signature page follows)

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

ARDELYX, INC.

By: /s/ Mike Raab

Title: CEO

Date: May 7, 2018

EXECUTIVE

/s/ David P. Rosenbaum

David P. Rosenbaum, Ph.D

Date: May 7, 2018